Exhibit 99.3

The information provided in this Exhibit is presented only in connection with the changes to our operating segment reporting as described in the accompanying Form 8-K and in the revised Note 4 to the Audited Consolidated Financial Statements herein.  This information does not reflect events occurring after March 8, 2013, the date we filed our Annual Report on Form 10-K for the year ended December 31, 2012 (the “Original Form 10-K”), and does not modify or update the disclosures therein in any way, other than as described in the Form 8-K and set forth in Exhibits 99.1 through 99.3 attached thereto.  You should therefore read this information in conjunction with the Original Form 10-K and our other filings with the Securities and Exchange Commission subsequent to the filing of the Original Form 10-K.

Item 8.  Financial Statements and Supplementary Data.

LUMOS NETWORKS CORP.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lumos Networks Corp.:

We have audited the accompanying consolidated balance sheets of Lumos Networks Corp. (the Company) as of December 31, 2012 and 2011, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and equity for each of the years in the three‑year period ended December 31, 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lumos Networks Corp. as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2012, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Richmond, Virginia
March 8, 2013, except for Note 4, as to which the date is August 26, 2013

Consolidated Balance Sheets

Lumos Networks Corp.

(In thousands)	December 31, 2012	December 31, 2011
Assets

Current Assets
Cash	$2	$10,547
Restricted cash	5,303	7,554
Accounts receivable, net of allowance of $1,822 ($2,822 in 2011)	22,676	23,555
Other receivables	2,400	2,390
Income tax receivable	954	-
Prepaid expenses and other	5,136	2,278
Total Current Assets	36,471	46,324

Securities and Investments	462	128

Property, Plant and Equipment
Land and buildings	19,489	22,833
Network plant and equipment	419,176	365,101
Furniture, fixtures and other equipment	22,070	13,069
Total in service	460,735	401,003
Under construction	19,764	18,200

	480,499	419,203
Less accumulated depreciation	143,910	119,245

Total Property, Plant and Equipment, net	336,589	299,958

Other Assets
Goodwill	100,297	100,297
Other intangibles, less accumulated amortization of $72,876 ($61,742 in 2011)	34,895	45,696
Deferred charges and other assets	4,448	6,197
Total Other Assets	139,640	152,190

Total Assets	$513,162	$498,600

See accompanying Notes to Consolidated Financial Statements.

Consolidated Balance Sheets

Lumos Networks Corp.

(In thousands, except par value per share amounts)	December 31, 2012	December 31, 2011
Liabilities and Equity

Current Liabilities
Current portion of long-term debt	$7,900	$2,679
Accounts payable	17,453	12,432
Dividends payable	3,013	2,980
Advance billings and customer deposits	13,527	12,623
Accrued compensation	1,742	2,832
Accrued operating taxes	3,838	2,624
Other accrued liabilities	6,284	3,262
Total Current Liabilities	53,757	39,432

Long-term Liabilities
Long-term debt	304,325	323,897
Retirement benefits	30,413	35,728
Deferred income taxes	55,956	41,204
Other long-term liabilities	3,500	5,028
Income tax payable	609	484

Total Long-term Liabilities	394,803	406,341

Commitments and Contingencies

Equity
Preferred stock, par value $0.01 per share, authorized 100 shares, none issued	-	-
Common stock, par value $0.01 per share, authorized 55,000 shares; 21,610 shares issued and 21,498 shares outstanding (21,235 shares issued and 21,170 shares outstanding in 2011)	216	212
Additional paid in capital	129,570	126,427
Treasury stock, 112 shares at cost (65 shares in 2011)	-	-
Accumulated deficit	(53,060)	(57,416)
Accumulated other comprehensive loss	(12,676)	(16,840)
Total Lumos Networks Corp. Stockholders' Equity	64,050	52,383
Noncontrolling Interests	552	444

Total Equity	64,602	52,827

Total Liabilities and Equity	$513,162	$498,600

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Operations

Lumos Networks Corp.

	Year Ended December 31,
(In thousands, except per share amounts)	2012	2011	2010

Operating Revenues	$206,871	$207,414	$145,964

Operating Expenses
Cost of sales and services (exclusive of items shown separately below)	80,520	78,484	46,407
Customer operations	21,886	19,551	13,243
Corporate operations	23,615	16,251	13,809
Depreciation and amortization	38,884	43,090	31,365
Asset impairment charge	-	86,295	-
Accretion of asset retirement obligations	124	116	11
Restructuring charges	2,981	-	-
Gain on settlements, net	(2,335)	-	-
Total Operating Expenses, net	165,675	243,787	104,835
Operating Income (Loss)	41,196	(36,373)	41,129

Other Income (Expenses)
Interest expense	(11,921)	(11,993)	(5,752)
Loss on interest rate derivatives	(1,898)	-	-
Other income, net	81	105	43
Total Other Expenses, net	(13,738)	(11,888)	(5,709)
Income (Loss) Before Income Tax Expense	27,458	(48,261)	35,420

Income Tax Expense (Benefit)	11,010	(4,383)	14,477

Net Income (Loss)	16,448	(43,878)	20,943

Net Income Attributable to Noncontrolling Interests	(108)	(52)	(119)

Net Income (Loss) Attributable to Lumos Networks Corp.	$16,340	$(43,930)	$20,824

Basic and Diluted Earnings (Loss) Per Common Share Attributable to Lumos Networks Corp. Stockholders:
(Pro Forma and Unaudited for 2011)

Earnings (loss) per share-basic	$0.78	$(2.11)
Earnings (loss) per share-diluted	$0.76	$(2.11)

Weighted average shares outstanding - basic	20,958	20,815
Weighted average shares outstanding - diluted	21,407	20,815

Cash Dividends Declared per Share - Common Stock	$0.56	$0.14

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income (Loss)

Lumos Networks Corp.

	Year Ended December 31,
(In thousands)	2012	2011	2010
Net Income (Loss)	$16,448	$(43,878)	$20,943

Other Comprehensive Income (Loss), Net of Tax:
Net unrecognized gain (loss) from defined benefit plans, net of $1,958, $(1,813) and $0 of deferred income tax liability (asset) for the years ended December 31, 2012, 2011 and 2010, respectively	3,076	(2,847)	-
Reclassification adjustment for amortization of unrealized loss from defined benefit plans included in net income, net of $693, $77 and $0 of deferred income tax asset for the years ended December 31, 2012, 2011 and 2010, respectively	1,088	120	-

Other Comprehensive Income (Loss), Net of Tax	4,164	(2,727)	-

Total Comprehensive Income (Loss)	20,612	(46,605)	20,943

Less: Comprehensive Income Attributable to Noncontrolling Interests	(108)	(52)	(119)

Comprehensive Income (Loss) Attributable to Lumos Networks Corp.	$20,504	$(46,657)	$20,824

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

Lumos Networks Corp

	Year Ended December 31,
(In thousands)	2012	2011	2010
Cash flows from operating activities
Net income (loss)	$16,448	$(43,878)	$20,943
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	27,750	27,703	22,738
Amortization	11,134	15,387	8,627
Accretion of asset retirement obligations	124	116	11
Asset impairment charge	-	86,295	-
Deferred income taxes	10,514	(8,110)	3,463
Loss on interest rate swap derivatives	1,898	-	-
Equity-based compensation expense	3,912	2,383	1,529
Amortization of loan origination costs	812	132	-
Gain on settlement	(3,035)	-	-
Retirement benefits, net of contributions and distributions	665	(4,059)	(2,156)
Excess tax benefits from share-based compensation	(428)	-	-
Changes in assets and liabilities from operations:
Decrease (increase) in accounts receivable	218	(2,082)	1,175
(Increase) decrease in other current assets	(3,503)	297	(320)
Changes in income taxes	99	3,727	593
Increase in accounts payable	1,946	425	901
Increase in other current liabilities	3,661	4,572	1,473
Net cash provided by operating activities	72,215	82,908	58,977

Cash flows from investing activities
Purchases of property, plant and equipment	(59,881)	(61,536)	(40,254)
Broadband network expansion funded by stimulus grant	(1,351)	(2,248)	(692)
Proceeds from disposal of managed services business	750	-	-
Purchase of FiberNet, net of cash acquired of $221 and working
capital and other adjustments of $6,440	-	-	(162,283)
Change in restricted cash	2,251	508	(8,062)
Cash reimbursement received from broadband stimulus grant	2,251	508	-
Purchase of tradename asset	(333)	-	-
Other	(26)	-	-
Net cash used in investing activities	(56,339)	(62,768)	(211,291)

Cash flows from financing activities
Proceeds from issuance of long-term debt	-	310,000	-
Proceeds from issuance of revolving credit facility	-	30,000	-
Payment of debt issuance costs	-	(4,854)	-
Cash paid to NTELOS Inc. associated with the Business Separation	-	(315,000)	-
Payments on senior secured term loans	(2,000)	(500)	-
Payments on revolving credit facility	(11,478)	(15,000)	-
Cash dividends paid on common stock	(11,951)	-	-
(Payment to) borrowings from NTELOS Inc., net	-	(14,357)	153,106
Payments under capital lease obligations	(1,542)	(317)	(306)
Proceeds from employee stock purchase plan	122	-	-
Excess tax benefits from share-based compensation	428	-	-
Other	-	(54)	-
Net cash (used in) provided by financing activities	(26,421)	(10,082)	152,800
(Decrease) increase in cash	(10,545)	10,058	486
Cash:
Beginning of period	10,547	489	3

End of period	$2	$10,547	$489

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Equity

Lumos Networks Corp.

(In thousands, except per share amounts)	Common Shares	Treasury Shares	Common Stock	Additional Paid-in Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Business Equity	Total Lumos Networks Corp. Stockholders' Equity	Noncontrolling Interests	Total Equity
Balance, December 31, 2009	-	-	$-	$-	$-	$-	$-	$272,681	$272,681	$273	$272,954
Net income attributable to Lumos											-
Networks Corp.								20,824	20,824		20,824
Equity-based compensation expense								1,529	1,529		1,529
Dividends paid to NTELOS
Communications, Inc.								(29,240)	(29,240)		(29,240)
Net income attributable to
noncontrolling interests										119	119
Balance, December 31, 2010	-	-	-	-	-	-	-	265,794	265,794	392	266,186
Allocation of beginning of year business
equity in connection with the Business Separation				262,155		3,639		(265,794)	-		-
Spin-off from NTELOS Holdings
Corp.	21,223		212	(138,107)			(14,113)		(152,008)		(152,008)
Net loss attributable to Lumos
Networks Corp.						(43,930)			(43,930)		(43,930)
Other comprehensive loss, net of
tax							(2,727)		(2,727)		(2,727)
Equity-based compensation expense				1,694					1,694		1,694
Restricted shares issued, shares issued
through the employee stock purchase plan and 401(k) matching contributions and stock options exercised (net of shares reacquired through restricted stock forfeits)	12	65		685					685		685
Cash dividends declared ($0.14 per
share)						(2,980)			(2,980)		(2,980)
Dividends paid to NTELOS
Communications, Inc.						(14,145)			(14,145)		(14,145)
Net income attributable to
noncontrolling interest										52	52
Balance, December 31, 2011	21,235	65	212	126,427	-	(57,416)	(16,840)	-	52,383	444	52,827
Adjustments related to spin-off
from NTELOS Holdings Corp.				(1,337)					(1,337)		(1,337)
Net income attributable to Lumos
Networks Corp.						16,340			16,340		16,340
Other comprehensive income,
net of tax							4,164		4,164		4,164
Equity-based compensation
expense				3,065					3,065		3,065
Adjustments to excess tax benefit
from stock-based compensation				428					428		428
Restricted shares issued, shares
issued through the employee stock purchase plan, and 401(k) matching contributions (net of shares reacquired through restricted stock forfeits)	375	47	4	987					991		991
Cash dividends declared ($0.56 per
share)						(11,984)			(11,984)		(11,984)
Net income attributable to
noncontrolling interests									-	108	108
Balance, December 31, 2012	21,610	112	$216	$129,570	$-	$(53,060)	$(12,676)	$-	$64,050	$552	$64,602

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

Lumos Networks Corp.

Note 1.  Organization

Lumos Networks is a fiber-based network service provider in the Mid-Atlantic region with a network of long-haul fiber, metro Ethernet and Ethernet rings located primarily in Virginia and West Virginia, and portions of Pennsylvania, Maryland, Ohio and Kentucky.  We serve carrier, business and residential customers over our fiber network offering data, voice and IP services.  Our principal products and services include metro Ethernet, which provides Ethernet connectivity among multiple locations in the same city or region over our fiber optic network, high-capacity private line and wavelength services, which provide a means to efficiently utilize fiber in broadband applications and provide high-capacity bandwidth, IP services and business and residential telephone local and long-distance services.

On October 14, 2011,  NTELOS Holdings Corp. (“NTELOS”) announced a distribution date of October 31, 2011 for the spin-off of all of the issued and outstanding shares of common stock of Lumos Networks, which operated NTELOS’s wireline operations (the “Business Separation”).  Prior to and in connection with the Business Separation, following the market close on October 31, 2011, NTELOS effectuated a 1-for-2 reverse stock split (the “Reverse Stock Split”) of its shares of Common Stock, $0.01 par value.  The spin-off of Lumos Networks was in the form of a tax-free stock distribution to NTELOS stockholders of record as of the close of business on October 24, 2011, the record date (the “Distribution”).   On October 31, 2011, NTELOS distributed one share of Lumos Networks common stock for every share of NTELOS’s common stock outstanding, on a post-Reverse Stock Split basis.

On December 1, 2010, the Company acquired from One Communications Corp. (“OCC”) all of the membership interest of Mountaineer Telecommunication, LLC (hereinafter referred to as “FiberNet”) for net cash consideration at closing of $162.5 million.  FiberNet is a facility-based Competitive Local Exchange Carrier (“CLEC”) headquartered in Charleston, West Virginia.  FiberNet offers voice, data, and IP-based services in West Virginia and portions of Ohio, Maryland, Pennsylvania, Virginia and Kentucky and had approximately 30,000 customer accounts as of the acquisition date and has an extensive fiber network.  The FiberNet network provides enhancements that add diversity and capacity to the Company’s combined network of approximately 5,800 route-miles and the increased density provides immediate access to more enterprise customers in new tier two and tier three markets.  NTELOS Inc. funded the acquisition through a combination of a $125 million incremental term loan under its existing senior secured credit facility and cash on hand.  The $162.5 million net cash outlay for this purchase transaction was funded by Lumos Networks through an increase to its intercompany obligation with NTELOS Inc., which obligation was settled on October 31, 2011 through the aforementioned $315 million cash payment to NTELOS.  Under the terms of the purchase agreement, $5.0 million of the purchase price was put in escrow.  All outstanding matter related to the acquisition have been settled between the parties and escrow funds released as of December 31, 2012.  The Company finalized its acquisition accounting related to the purchase of FiberNet and recorded necessary purchase accounting adjustments prior to December 1, 2011.

In the fourth quarter of 2012, the Company sold the assets comprising the former managed services business of FiberNet to an unrelated third-party for a total purchase price of $1.0 million, $0.8 million of which was received in cash upon consummation of the sale and the remaining $0.2 million was placed in escrow in accordance with the terms of the agreement.

Note 2.  Relationship with NTELOS

In connection with the Business Separation, the Company entered into a series of agreements with NTELOS which are intended to govern the relationship between the Company and NTELOS going forward.  These agreements include commercial service agreements, a separation and distribution agreement, an employee matters agreement, a tax matters agreement, intellectual property agreements and a transition services agreement.  During the years ended December 31, 2012 and 2011, the net expense to the Company related to the transition services agreement was $1.5 million and $0.4 million, respectively.  See Note 14 regarding related party transactions with NTELOS.

Under the tax matters agreement entered into between NTELOS and the Company, the Company is generally required to indemnify NTELOS against any tax resulting from the Distribution to the extent that such tax resulted from any of the following events (among others): (1) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (2) any negotiations, understandings, agreements or arrangements with respect to transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in Lumos Networks, (3) certain other actions or failures to act by the Company, or (4) any breach by the Company of certain of its representations or undertakings.  The Company’s indemnification obligations to NTELOS and its subsidiaries, officers and directors are not limited by any maximum amount.

Pursuant to the separation and distribution agreement and certain other agreements with NTELOS, NTELOS agreed to indemnify the Company from certain liabilities, and the Company agreed to indemnify NTELOS for certain liabilities.

Note 3.  Significant Accounting Policies

Accounting Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.  Actual results could differ from those estimates.  Additionally, the financial information for 2011 and 2010 included herein may not necessarily reflect the Company’s financial position, results of operations and cash flows in the future or what the Company’s financial position, results of operations and cash flows would have been had Lumos Networks been an independent, publicly traded company prior to the Business Separation on October 31, 2011.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, Lumos Networks Operating Company, a wholly-owned subsidiary of the Company, and all of Lumos Networks Operating Company’s wholly-owned subsidiaries and those limited liability corporations where Lumos Networks Operating Company or certain of its subsidiaries, as managing member, exercised control.  All significant intercompany accounts and transactions have been eliminated.

For all periods prior to the Business Separation on October 31, 2011, the consolidated financial statements principally represent the financial results reflected by NTELOS constituting the companies comprising the then Competitive and RLEC wireline segments.  These financial results as of and for the periods prior to the date of the Business Separation have been adjusted to reflect certain corporate expenses which were not previously allocated to the segments.  These allocations primarily represent corporate support functions, including but not limited to accounting, human resources, information technology and executive management, as well as corporate legal and professional fees, including audit fees, and equity-based compensation expense related to equity-based awards granted to employees in corporate support functions and executive management.  These additional expenses for the ten months ended October 31, 2011 were $2.6 million and for the year ended December 31, 2010 were $5.1 million (inclusive of $2.8 million of acquisition-related costs).  The Company believes that these costs would not have been materially different had they been calculated on a standalone basis.  However, such costs are not indicative of the actual level of expense and exclude certain expenses that would have been incurred by the Company if it had operated as an independent, publicly traded company nor are they comparable to the expenses incurred in 2012.

Revenue Recognition

The Company recognizes revenue when services are rendered or when products are delivered, installed and functional, as applicable.  Certain services of the Company require payment in advance of service performance.  In such cases, the Company records a service liability at the time of billing and subsequently recognizes revenue ratably over the service period.  The Company bills customers certain transactional taxes on service revenues.  These transactional taxes are not included in reported revenues as they are recognized as liabilities at the time customers are billed.

The Company earns revenue by providing services through access to and usage of its networks.  Local service revenues are recognized as services are provided.  Carrier data revenues are earned by providing switched access and other switched and dedicated services, including wireless roamer management, to other carriers.  Revenues for equipment sales are recognized at the point of sale.

The Company periodically makes claims for recovery of access charges on certain minutes of use terminated by the Company on behalf of other carriers. The Company recognizes revenue in the period when it is determined that the amounts can be estimated and collection is reasonably assured.

Cash and Cash Equivalents

The Company considers its investment in all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.  The Company places its temporary cash investments with high credit quality financial institutions with a maturity date of not greater than 90 days from acquisition and all are investments held by commercial banks.  At times, such investments may be in excess of the FDIC insurance limit.  At December 31, 2012 and 2011,  the Company did not have any cash equivalents.

As of December 31, 2012, all of the Company’s cash was held in non-interest bearing deposit accounts.  Total interest income related to cash was negligible for the years ended December 31, 2012, 2011 and 2010.

The Company utilizes a zero balance arrangement for its master cash account against a swingline facility that the Company has with its primary commercial bank.  As of December 31, 2012, the Company reclassified its book overdraft related to this master cash account of $1.8 million to Accounts Payable on the consolidated balance sheet.  The Company has classified this overdraft in cash flows from operating activities on the consolidated statement of cash flows for the year ended December 31, 2012.

Restricted Cash

During 2010, the Company received a federal broadband stimulus award to bring broadband services and infrastructure to Alleghany County, Virginia.  The total project is $16.1 million, of which 50% (approximately $8 million) is being funded by a grant from the federal government.  The project is expected to be completed before September 30, 2015.  The Company was required to deposit

100% of its portion for the grant (approximately $8 million) into a pledged account in advance of any reimbursements, which can be drawn down ratably following the grant reimbursement approvals which are contingent on adherence to the program requirements.  The Company received $2.3 million in the year ended December 31, 2012 and $0.5 million in 2011 for the reimbursable portion of the qualified recoverable expenditures to date.  The Company has a  $1.5 million receivable for the reimbursable portion of the qualified recoverable expenditures through December 31, 2012.  At  December 31, 2012, the Company’s pledged account balance was  $5.3 million.  This escrow account is a non-interest bearing account with the Company’s primary commercial bank.

Trade Accounts Receivable

The Company sells its services to commercial and residential end-users and to other communication carriers primarily in Virginia and West Virginia and portions of Maryland, Pennsylvania, Ohio and Kentucky.  The Company has credit and collection policies to maximize collection of trade receivables and requires deposits on certain sales.  The Company maintains an allowance for doubtful accounts based on historical results, current and expected trends and changes in credit policies.  Management believes the allowance adequately covers all anticipated losses with respect to trade receivables.  Actual credit losses could differ from such estimates. The Company includes bad debt expense in customer operations expense in the consolidated statements of operations.  Bad debt expense for the years ended December 31, 2012, 2011 and 2010 was $0.6 million, $1.0 million and $0.3 million, respectively.  The Company’s allowance for doubtful accounts was $1.8 million and $2.8 million as of December 31, 2012 and 2011, respectively.

Property, Plant and Equipment and Other Long-Lived Assets (Excluding Goodwill and Indefinite-Lived Intangible Assets)

Property, plant and equipment, finite-lived intangible assets and long-term deferred charges are recorded at cost and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be evaluated pursuant to the subsequent measurement guidance described in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 360-10-35.  Impairment is determined by comparing the carrying value of these long-lived assets to management’s best estimate of future undiscounted cash flows expected to result from the use of the assets.  If the carrying value exceeds the estimated undiscounted cash flows, the excess of the asset’s carrying value over the estimated fair value is recorded as an impairment charge.

In 2011, the Company determined that the fair value of the RLEC segment assets, including property, plant and equipment and finite-lived intangible assets, was lower than the carrying value as a result of the revaluation of assets performed in connection with the Business Separation as of October 31, 2011.  An impairment charge was recorded for $20.9 million ($12.7 million net of tax), which is included in the line item “asset impairment charges” on the consolidated statement of operations for the year ended December 31, 2011.  The allocation of the impairment charge was as follows:

(In thousands)	2011
Property, plant and equipment	$16,032
Customer intangible	4,661
Trademark	164
Total impairment	$20,857

The Company believes that no impairment indicators exist as of December 31, 2012 that would require it to perform impairment testing for long-lived assets, including property, plant and equipment, long-term deferred charges and finite-lived intangible assets to be held and used.

Depreciation of property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets, which the Company reviews and updates based on historical experiences and future expectations.  At December 31, 2012, the Company revised the useful lives of certain leasehold improvements as a result of the termination of a building lease.  The Company recognized accelerated depreciation costs of $1.4 million in the fourth quarter of 2012 as a result of this change in estimate.

Intangibles with a finite life are classified as other intangibles on the consolidated balance sheets.  At December 31, 2012 and 2011, other intangibles were comprised of the following:

		2012		2011
(Dollars in thousands)	Estimated Life	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Customer relationships	3 to 15 yrs	$103,153	$(69,734)	$103,153	$(59,286)
Trademarks	0.5 to 15 yrs	3,518	(2,042)	3,186	(1,884)
Non-compete agreement	2 yrs	1,100	(1,100)	1,100	(572)
Total		$107,771	$(72,876)	$107,439	$(61,742)

The Company amortizes its finite-lived intangible assets using the straight-line method unless it determines that another systematic method is more appropriate.  The amortization for certain customer relationship intangibles is being recognized using an accelerated amortization method based on the pattern of estimated earnings from these assets.

The estimated life of amortizable intangible assets is determined from the unique factors specific to each asset and the Company reviews and updates estimated lives based on current events and future expectations.  The Company capitalizes costs incurred to renew or extend the term of a recognized intangible asset and amortizes such costs over the remaining life of the asset. No such costs were incurred during the years ended December 31, 2012, 2011 or 2010.  Amortization expense for the years ended December 31, 2012, 2011 and 2010 was $11.1 million, $15.4 million and $8.6 million, respectively.

Amortization expense for the next five years is expected to be as follows:

(In thousands)	Customer Relationships	Trademarks	Total
2013	$9,665	$159	$9,824
2014	9,028	159	9,187
2015	4,648	159	4,807
2016	2,416	159	2,575
2017	2,097	159	2,256

Goodwill and Indefinite-Lived Intangible Assets

Goodwill and franchise rights are considered to be indefinite-lived intangible assets.  Indefinite-lived intangible assets are not subject to amortization but are instead tested for impairment annually or more frequently if an event indicates that the asset might be impaired.  The Company policy is to assess the recoverability of indefinite-lived assets annually on October 1 and whenever adverse events or changes in circumstances indicate that impairment may have occurred.

The Company uses a two-step process to test for goodwill impairment.  Step one requires a determination of the fair value of each of the reporting units and, to the extent that the fair value of the reporting unit exceeds its carrying value (including goodwill), the step two calculation of implied fair value of goodwill is not required and no impairment loss is recognized.    In testing for goodwill impairment, the Company utilizes a combination of a discounted cash flow model and an analysis which allocates enterprise value to the reporting units.

In 2011, based on its ASC 360-10-35 testing, the Company determined that both the goodwill and the franchise rights for the RLEC segment were fully impaired.  As a result, the Company recorded a $65.4 million asset impairment charge ($53.0 million after tax), which is included in the line item “asset impairment charges” on the consolidated statement of operations for the year ended December 31, 2012.  The Company determined that there was no impairment of the Competitive segment goodwill in 2011 as the fair value of the reporting unit substantially exceeded its carrying value.

In 2012, the Company adopted FASB Accounting Standards Update (“ASU”) 2011-08, Intangibles – Goodwill and Other (Topic 350):  Testing Goodwill for Impairment, which permits an entity to take a qualitative approach to determining whether it is more likely than not that a reporting unit’s fair value is less than its carrying amount before applying the two-step quantitative goodwill impairment test promulgated by FASB ASC Topic 350.  After a preliminary assessment of quantitative factors the Company elected not to use this option for our 2012 testing and applied the two-step quantitative process as described above.  Based on the results of this annual impairment testing performed as of October 1, 2012, the Company determined that the fair value of the Competitive segment reporting unit substantially exceeds its carrying amount and that no impairment exists.

The following table presents the activity in goodwill for the years ended December 31, 2012 and 2011.

	2012			2011
(In thousands)	Gross Goodwill	Accumulated Impairment Loss	Net Goodwill	Gross Goodwill	Accumulated Impairment Loss	Net Goodwill
Beginning balance	$133,735	$(33,438)	$100,297	$133,735	$-	$133,735
Impairment of goodwill in the RLEC segment	-	-	-	-	(33,438)	(33,438)
Ending balance	$133,735	$(33,438)	$100,297	$133,735	$(33,438)	$100,297

Accounting for Asset Retirement Obligations

An asset retirement obligation is evaluated and recorded as appropriate on assets for which the Company has a legal obligation to retire.  The Company records a liability for an asset retirement obligation and the associated asset retirement cost at the time the underlying asset is acquired.    Subsequent to the initial measurement of the asset retirement obligation, the obligation is adjusted at the end of each period to reflect the passage of time and changes in the estimated future cash flows underlying the obligation.

The Company enters into various facility co-location agreements and is subject to locality franchise ordinances.  The Company constructs assets at these locations and, in accordance with the terms of many of these agreements, the Company is obligated to restore the premises to their original condition at the conclusion of the agreements, generally at the demand of the other party to these agreements.  The Company recognizes the fair value of a liability for an asset retirement obligation and capitalizes that cost as part of the cost basis of the related asset, depreciating it over the useful life of the related asset.

Included in certain of the franchise ordinances under which the RLECs and CLECs operate are clauses that require the removal of the RLEC’s and CLEC’s equipment at the termination of the franchise agreement.  The Company has not recognized an asset retirement obligation for these liabilities as the removal of the equipment is not estimable due to an indeterminable end date and the fact that the equipment is part of the public switched telephone network and it is not reasonable to assume the jurisdictions would require its removal.

The following table indicates the changes to the Company’s asset retirement obligation liability, which is included in other long-term liabilities, for the years ended December 31, 2012 and 2011:

(In thousands)	2012	2011
Asset retirement obligations, beginning	$1,114	$1,070
Additional asset retirement obligations recorded, net of
adjustments in estimates	(2)	(72)
Accretion of asset retirement obligations	124	116
Asset retirement obligations, ending	$1,236	$1,114

Deferred Financing Costs

The Company incurred and paid  $4.9 million of issuance costs related to the $370 million post-Business Separation credit facility, which was funded in 2011.  These costs were deferred and are being amortized over the life of the related debt instrument using the effective interest method (Note 5).  No such costs were incurred in 2012.

Advertising Costs

The Company expenses advertising costs and marketing production costs as incurred (included within customer operations expenses in the consolidated statements of operations).    Advertising expense for the years ended December 31, 2012,  2011 and 2010 was $1.1 million, $0.9 million and $0.5 million, respectively.

Pension Benefits and Retirement Benefits Other Than Pensions

The Company sponsors a non-contributory defined benefit pension plan (“Pension Plan”)  that was established on the date of the Business Separation from NTELOS when the Company assumed its portion of the assets and liabilities for the pension benefits of its employees.  The Pension Plan covers all employees who meet eligibility requirements and were employed by NTELOS prior to October 1, 2003.  The Pension Plan was closed to employees hired by NTELOS on or after October 1, 2003.  Pension benefits vest after five years of plan service and are based on years of service and an average of the five highest consecutive years of compensation subject to certain reductions if the employee retires before reaching age 65 and elects to receive the benefit prior to age 65.  Effective December 31, 2012, the Company made the decision to freeze the Pension Plan.  As such, no further benefits will be accrued by participants for services rendered beyond this date.

Sections 412 and 430 of the Internal Revenue Code and ERISA Sections 302 and 303 establish minimum funding requirements for defined benefit pension plans.  The minimum required contribution is generally equal to the target normal cost plus the shortfall amortization installments for the current plan year and each of the six preceding plan years less any calculated credit balance.  If plan assets (less calculated credits) are equal to or exceed the funding target, the minimum required contribution is the target normal cost reduced by the excess funding, but not below zero.  The Company’s policy is to make contributions to stay at or above the threshold required in order to prevent benefit restrictions and related additional notice requirements and is intended to provide for benefits to be paid in the future.  Also, Lumos Networks has nonqualified pension plans that are accounted for similar to its Pension Plan.

The Company also provides certain health care and life benefits for retired employees that meet eligibility requirements.  The Company has two qualified nonpension postretirement benefit plans.  The health care plan is contributory, with participants’ contributions adjusted annually.  The life insurance plan is also contributory.  These obligations, along with all of the pension plans and other post retirement benefit plans, are assumed by the Company.  In connection with the Business Separation, NTELOS transferred the portion of the accumulated postretirement benefit obligation.    Eligibility for the life insurance plan is restricted to active pension participants age 50-64 as of January 5, 1994.  Neither plan is eligible to employees hired after April 1993.  The accounting for the plans anticipates that the Company will maintain a consistent level of cost sharing for the benefits with the retirees.  The Company’s share of the projected costs of benefits that will be paid after retirement is generally being accrued by charges to expense over the eligible employees’ service periods to the dates they are fully eligible for benefits.

The Company sponsors a contributory defined contribution plan under Internal Revenue Code Section 401(k) for substantially all employees.  In connection with the Business Separation, NTELOS transferred to the Company’s 401(k) plan an amount equal to the account balances of the Company’s employees and former employees in NTELOS’s 401(k) plan.  Each of the Company’s participating employees was credited for all service accrued with NTELOS prior to such transfer for all purposes under the Company’s 401(k) plan.  The Company’s policy is to match 100% of each participant’s annual contributions for contributions up to 1% of each participant’s annual compensation and 50% of each participant’s annual contributions up to an additional 5% of each participant’s annual compensation.    Company contributions vest after two years of service.

Operating Leases

The Company has operating leases for administrative office space and equipment, certain of which have renewal options.  These leases, with few exceptions, provide for automatic renewal options and escalations that are either fixed or based on the consumer price index.  Any rent abatements, along with rent escalations, are included in the computation of rent expense calculated on a straight-line basis over the lease term.  The Company’s minimum lease term for most leases includes the initial non-cancelable term and at least one renewal period to the extent that the exercise of the related renewal option or options is reasonably assured.  A renewal option or options is determined to be reasonably assured if failure to renew the leases imposes an in-substance economic penalty on the Company.  Leasehold improvements are depreciated over the shorter of the assets’ useful life or the lease term, including renewal option periods that are reasonably assured.

Income Taxes

Deferred income taxes are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.  The Company accrues interest and penalties related to unrecognized tax benefits in interest expense and income tax expense, respectively.  Prior to the Business Separation, the Company’s income taxes were included in the NTELOS consolidated federal income tax return and certain unitary or consolidated state income tax returns of NTELOS Holdings Corp.  However, the Company’s income taxes were calculated and provided for on an “as if separate” tax return basis.

Equity-based Compensation

The Company accounts for share-based employee compensation plans under FASB ASC 718, Stock Compensation.  Equity-based compensation expense from share-based equity awards is recorded with an offsetting increase to additional paid-in capital on the consolidated balance sheet.  For equity awards with only service conditions, the Company recognizes compensation cost on a straight-line basis over the requisite service period for the entire award.

Equity awards prior to the Business Separation were granted in NTELOS stock instruments and the related expense was allocated to the Company.  Unvested NTELOS stock instruments were converted to commensurate Lumos Networks stock instruments in connection with and at the time of the Business Separation.  The fair value of the common stock options granted during the years ended December 31, 2012, 2011 and 2010 was estimated at the respective measurement date using the Black-Scholes option-pricing model with assumptions related to risk-free interest rate, expected volatility, dividend yield and expected terms.

Total equity-based compensation expense related to all of the share-based awards (Note 9)  for the years ended December 31, 2012, 2011 and 2010 and the Company’s 401(k) matching contributions was allocated as follows:

(In thousands)	2012	2011	2010
Cost of sales and services	$645	$314	$230
Customer operations	712	419	297
Corporate operations	2,555	1,650	1,002
Equity-based compensation expense	$3,912	$2,383	$1,529

Future charges for equity-based compensation related to instruments outstanding at December 31, 2012 for the years 2013 through 2017 are estimated to be $2.1 million, $2.1 million, $1.2 million,  $0.1 million and $0.1 million, respectively.

Pro Forma Earnings (Loss) per Share (Unaudited)

The Company computes earnings (loss) per share based on the weighted average number of shares of common stock and dilutive potential common shares equivalents outstanding.  Prior to November 1, 2011, the Company did not have any common stock outstanding and therefore, pro forma earnings (loss) per share for 2011 is calculated based on the two month period beginning November 1, 2011 and ending December 31, 2011 and is not applicable for 2010.

Recent Accounting Pronouncements

In June 2011, the FASB issued ASU 2011-05, Comprehensive Income (Topic 220):  Presentation of Comprehensive Income.  This ASU increases the prominence of other comprehensive income in financial statements.  Under this ASU, an entity has the option to present the components of net income and comprehensive income in either one or two consecutive financial statements.  The ASU eliminates the option in U.S. GAAP to present other comprehensive income in the statement of changes in equity.  An entity should apply this ASU retrospectively.  This ASU was effective for the Company as of January 1, 2012.  We have complied with the requirements of this pronouncement by providing a consolidated statement of comprehensive income (loss), which follows the consolidated statement of operations in this annual report on Form 10-K.

Note 4.  Disclosures About Segments of an Enterprise and Related Information

The Company has historically managed its business with separate products and services in two segments:  Competitive and RLEC (the “old reportable segments”).  Beginning in the first quarter of 2013, the Company restructured its operating segments to more closely align with its product and service offerings, which coincides with the way that the Company’s chief operating decision makers measure performance and allocate resources.  The Company’s chief operating decision makers are its Chief Executive Officer and its Chief Financial Officer (collectively, the “CODMs”).  The Company’s current reportable operating segments are strategic data, legacy voice and access (the “new reportable segments”).  A general description of the products and services offered and the customers served by each of the new reportable segments is as follows:

•

Strategic data:  This segment includes the Company’s enterprise data, carrier data, fiber to the cell site (“FTTC”) and IP services product groups.  These businesses primarily serve enterprise and carrier customers utilizing the Company’s network of long-haul fiber, metro Ethernet and Ethernet rings located primarily in Virginia and West Virginia, and portions of Pennsylvania, Maryland, Ohio and Kentucky.  IP services are also provided to a residential base of customers by this segment.

•

Legacy voice:  This segment includes the following products:  local lines, PRI, long distance, toll and directory advertising and other voice services (excluding voice over IP (“VoIP”) which are typically provided to enterprise customers and are included in our strategic data segment).  These products are sold to enterprise and residential customers on the Company’s network and within the Company’s footprint.

•	Access: This segment provides carrier customers access to the Company’s network and within the Company’s footprint and primarily includes switched access and reciprocal compensation products.

Summarized financial information concerning the Company’s new reportable segments is presented in the following table, which includes restated segment results for the years ended December 31, 2012 and 2011 consistent with the restructuring of the Company’s operating segments in the first quarter of 2013.

(In thousands)	Strategic Data	Legacy Voice	Access	Corporate (Unallocated)	Total
For the year ended December 31, 2012
Operating revenues	$108,753	$64,403	$33,715	$-	$206,871
Network access costs	21,192	24,228	1,425	-	46,845
Network operating costs	24,222	17,156	4,401	-	45,779
Selling, general and administrative expenses	12,704	7,912	4,742	8,039	33,397
Adjusted EBITDA(1)	50,637	15,107	23,145	-	88,889
Capital expenditures	51,225	469	597	7,590	59,881

For the year ended December 31, 2011
Operating revenues	$93,549	$75,648	$38,217	$-	$207,414
Network access costs	18,042	28,074	1,599	-	47,715
Network operating costs	20,981	20,380	5,203	-	46,564
Selling, general and administrative expenses	7,308	5,906	2,981	3,812	20,007
Adjusted EBITDA(1)	47,218	21,288	28,434	-	96,940
Capital expenditures	44,886	5,377	6,634	4,639	61,536

(1)

The Company evaluates performance based upon Adjusted EBITDA, defined by the Company as net income (loss) attributable to Lumos Networks Corp. before interest, income taxes, depreciation and amortization, accretion of asset retirement obligations, net income attributable to noncontrolling interests, other income or expenses, equity based compensation charges, acquisition related charges, amortization of actuarial losses on retirement plans, employee separation charges, restructuring related charges, gain or loss on settlements and gain or loss on interest rate derivatives.

The Company’s CODMs do not currently review total assets for the new reportable segments since the majority of the assets are shared by the segments and centrally-managed.  However, total assets may be allocated to the new reportable segments in the future should the CODMs decide to manage the business in that manner.  Management does review capital expenditures using success-based metrics that allow the Company to determine which segment product groups are driving investment in the network.  Depreciation and amortization expense and certain corporate expenses that are excluded from the measurement of segment profit or loss are not allocated to the new reportable segments.

For the year ended December 31, 2010, it is impracticable for the Company to provide retrospective segment reporting under the new segment structure.  The Company now measures itself significantly differently than when it was a standalone division of the former parent company, which limits the Company’s ability to access relevant operational and financial information at the new segment level for historical periods prior to the Business Separation.  Summarized financial information as of and for the years ended December 31, 2012, 2011 and 2010 under the Company’s old reportable segments is presented in the following tables.

(In thousands)	Competitive	RLEC	Eliminations	Total
As of and for the year ended December 31, 2012
Operating revenues	$157,720	$49,151	$-	$206,871

Intersegment revenues (1)	967	4,862	(5,829)	-

Depreciation and amortization	26,341	12,543	-	38,884

Operating income	25,257	15,939	-	41,196

Adjusted EBITDA	57,718	31,171	-	88,889

Capital expenditures	52,582	7,299	-	59,881

Goodwill	100,297	-	-	100,297

Total assets	$402,249	$110,913	$-	$513,162

(In thousands)	Competitive	RLEC	Eliminations	Total
As of and for the year ended December 31, 2011
Operating revenues	$154,397	$53,017	$-	$207,414

Intersegment revenues (1)	644	4,632	(5,276)	-

Depreciation and amortization	29,487	13,603	-	43,090

Operating income (loss)	29,955	(66,328)	-	(36,373)

Adjusted EBITDA	62,098	34,842	-	96,940

Capital expenditures	45,720	15,816	-	61,536

Goodwill	100,297	-	-	100,297

Total assets	$355,979	$142,621	$-	$498,600

(In thousands)	Competitive	RLEC	Eliminations	Total
For the year ended December 31, 2010
Operating revenues	$88,471	$57,493	$-	$145,964

Intersegment revenues (1)	1,036	4,254	(5,290)	-

Depreciation and amortization	17,263	14,102	-	31,365

Operating income	16,208	24,921	-	41,129

Adjusted EBITDA	37,316	39,738	-	77,054

Capital expenditures	$27,950	$12,304	$-	$40,254
(1)

Intersegment revenues consist primarily of telecommunications services such as local exchange services, inter-city and local transport voice and data services, and leasing of various network elements.  Intersegment revenues are primarily recorded at tariff and prevailing market rates.

The following table provides a reconciliation of operating income (loss) to Adjusted EBITDA, as defined by the Company, for the old reportable segments and on a consolidated basis for the years ended December 31, 2012, 2011 and 2010:

(In thousands)	Competitive	RLEC	Total
For the year ended December 31, 2012
Operating income	$25,257	$15,939	$41,196
Depreciation and amortization and accretion of asset
retirement obligations	26,439	12,569	39,008
Sub-total:	51,696	28,508	80,204
Amortization of actuarial losses	1,336	445	1,781
Equity based compensation	2,895	1,017	3,912
Employee separation charges (1)	1,759	587	2,346
Restructuring charges (2)	1,784	1,197	2,981
Gain on settlements, net (3)	(1,752)	(583)	(2,335)
Adjusted EBITDA	$57,718	$31,171	$88,889

(In thousands)	Competitive	RLEC	Total
For the year ended December 31, 2011
Operating income (loss)	$29,955	$(66,328)	$(36,373)
Depreciation and amortization and accretion of asset
retirement obligations	29,579	13,627	43,206
Sub-total:	59,534	(52,701)	6,833
Asset impairment charges	-	86,295	86,295
Equity based compensation	1,474	909	2,383
Business separation charges (4)	1,019	339	1,358
Acquisition related charges (5)	71	-	71
Adjusted EBITDA	$62,098	$34,842	$96,940

(In thousands)	Competitive	RLEC	Total
For the year ended December 31, 2010
Operating Income	$16,208	$24,921	$41,129
Depreciation and amortization and accretion of asset
retirement obligations	17,272	14,104	31,376
Sub-total:	33,480	39,025	72,505
Equity based compensation	816	713	1,529
Acquisition related charges (5)	3,020	-	3,020
Adjusted EBITDA	$37,316	$39,738	$77,054
(1)

Employee separation charges include employee separation benefits which were provided for in the separation agreements of two executive officers who left the Company in April and December 2012.  These charges are included in corporate operations expense on the consolidated statement of operations.

(2)

In the fourth quarter of 2012, the Company announced a cost reduction plan involving an employee reduction-in-force, consolidation of certain facilities and freezing benefits under certain postretirement plans.  Restructuring charges of $3.0 million were recognized in 2012 in connection with this plan (Note 12).

(3)

The net pre-tax gain on settlements was recognized in the third quarter of 2012 in connection with the settlement of outstanding matters related to a prior acquisition and the settlement of an outstanding lawsuit (Note 13).

(4)

Business Separation charges include audit, legal and other professional fees incurred during the period related to the Company’s separation from NTELOS Holdings Corp. into a separate publicly traded company (Note 1).  These charges are included in corporate operations expense on the consolidated statement of operations.

(5)

Acquisition related charges include legal and other professional fees incurred during 2010 and 2011 related to the Company’s acquisition of the FiberNet business from One Communications Corp., which closed on December 1, 2010.

 Revenues from Verizon accounted for approximately 10% of the Company’s total revenue for the year ended December 31, 2012 and 9% and 12% of the Company’s total revenue for the years ended December 31, 2011 and 2010, respectively.  Revenue from Verizon was derived primarily from network access and fiber to the cell site services.

Note 5.  Long-Term Debt

As of December 31, 2012 and 2011, the Company’s outstanding long-term debt consisted of the following:

(In thousands)	2012	2011
Credit facility	$311,022	$324,500
Capital lease obligations	1,203	2,076
	312,225	326,576

Less: current portion of long-term debt	7,900	2,679
	$304,325	$323,897

Credit Facility

On September 8, 2011, Lumos Networks Operating Company, a wholly-owned subsidiary of Lumos Networks, entered into a $370 million post-Business Separation credit facility (the “Credit Facility”).   Funding under the Credit Facility occurred upon the effective date of the Business Separation, which was October 31, 2011.    The Credit Facility consists of a $60 million senior secured five year revolving credit facility (the “Revolver”), $3.5 million of which was outstanding as of December 31, 2012; a $110 million senior secured five year amortizing term loan (the “Term Loan A”); and a $200 million senior secured six year amortizing term loan (the “Term Loan B”).  The proceeds of the Credit Facility were made available to Lumos Networks Operating Company on the effective date of the Business Separation and were used to fund a working capital cash reserve at Lumos Networks and to pay $315 million to NTELOS Inc. (i) to settle with cash the intercompany debt owed to NTELOS as of the Business Separation date ($177.1 million) and, with the balance, (ii) to fund a mandatory repayment on NTELOS’s credit facility resulting from the Business Separation.  Pricing of the Lumos Networks Operating Company credit facility is LIBOR plus 3.25% for the Revolver and the Term Loan A and LIBOR plus 3.50% for the Term Loan B.  The Credit Facility does not require a minimum LIBOR rate.    The Credit Facility is secured by a first priority pledge of substantially all property and assets of Lumos Networks Operating Company and all material subsidiaries, as guarantors, excluding the RLECs.

The Credit Facility includes various restrictions and conditions, including covenants relating to leverage and interest coverage ratio requirements.  At December 31, 2012, Lumos Networks’ leverage ratio (as defined under the credit agreement) was 3.50:1.00 and its interest coverage ratio was 8.00:1.00.  The Credit Facility requires that the leverage ratio not exceed 4.00:1.00 through September 30, 2014 (and 3.75:1.00 thereafter) and the interest coverage ratio not be less than 3.25:1:00.  The Credit Facility also sets a maximum distributable amount that limits restricted payments, including the payment of dividends.  The initial distributable amount was set at $5 million at the date of funding and, on January 1, 2012, the distributable amount was increased by $12 million.  For each year thereafter the amount will be increased by the greater of $12 million or 75% of free cash flow (as defined under the credit agreement).    Based on the excess cash flow calculation for the year ended December 31, 2012, the distributable amount was increased by $12 million on January 1, 2013.  The distributable amount is reduced by any restricted payments including dividend payments.  The distributable amount as of December 31, 2012 was $5.1 million.

Under the terms of the Credit Facility, the Company was required to enter into an interest rate hedge for three years on 50% of the term loans outstanding early in the first quarter of 2012.  In February 2012, the Company entered into a 3% interest rate cap through December 31, 2012 and a delayed interest rate swap agreement from December 31, 2012 through December 31, 2015 whereby the Company swaps three-month LIBOR with a fixed rate of approximately 0.8%.  The Company recognized a $1.9 million loss on derivative instruments as a result of changes in the fair value of the interest rate swap during the year ended December 31, 2012.

In connection with entering into the Credit Facility, the Company has deferred $4.9 million in debt issuance costs which are being amortized to interest expense over the life of the debt using the effective interest method.  Amortization of these costs for the year ended December 31, 2012 was $0.8 million.

The Company receives patronage credits from CoBank and certain other of the Farm Credit System lending institutions (collectively referred to as “patronage banks”) which are not reflected in the interest rates above.  The patronage banks hold a portion of the credit facility and are cooperative banks that are required to distribute their profits to their members.  Patronage credits are calculated based on the patronage banks’ ownership percentage of the credit facility and are received by the Company as either a cash distribution or as equity in the patronage banks.  The current patronage credit percentages are 65% in cash and 35% in equity.  These credits are recorded in the consolidated statement of operations as an offset to interest expense.  The Patronage credits for the year ended December 31, 2012 were $1.0 million.

The aggregate maturities of the Term Loan A and Term Loan B are $7.5 million per year in 2013 and 2014, $13.0 million in 2015, $90.0 million in 2016, $189.5 million in 2017.  The revolver is payable in full in 2016.

The Company’s blended average interest rate on its long-term debt for the year ended December 31, 2012 was 3.79%.

Capital lease obligations

In addition to the long-term debt discussed above, the Company has entered into capital leases on vehicles with original lease terms of four to five years.  In addition, the Company had $0.6 million of capital leases on telephony equipment assumed in a prior acquisition, which were paid in full in the fourth quarter of 2012 in connection with a sale of the related assets.    At December 31, 2012, the carrying value and accumulated depreciation of these assets was $2.5 million and $1.4 million, respectively.   As of December 31, 2012, the total net present value of the Company’s future minimum lease payments was $1.2 million.  As of December 31, 2012, the principal portion of these capital lease obligations was due as follows:  $0.4 million in 2013, $0.3 million in 2014, $0.3 million in 2015, $0.2 million in 2016 and less than $0.1 million thereafter.

Note 6.  Supplementary Disclosures of Cash Flow Information

The following information is presented as supplementary disclosures for the consolidated statements of cash flows for the years ended December 31, 2012, 2011 and 2010:

(In thousands)	2012	2011	2010
Cash payments for:
Interest (net of amounts capitalized)	$11,972	$2,261	$29
Income taxes	1,892	87	263
Supplemental investing and financing
activities:
Additions to property and equipment
included in accounts payable and
other accrued liabilities	6,621	2,900	2,492
Borrowings under capital leases	380	990	498
Dividends paid through increase in
borrowings from NTELOS Inc.	-	14,145	29,240
Dividend declared not paid	$3,013	$2,980	$-

The amount of interest capitalized was $0.1 million, less than $0.1 million and $0.1 million for the years ended December 31, 2012, 2011 and 2010, respectively.

The net assets acquired by Lumos Networks in the Business Separation were effectively settled with the $315 million cash payment from Lumos Networks to NTELOS on October 31, 2011 (Note 2).  Of this payment, $177.1 million represented the payoff of intercompany debt owed to NTELOS and the transfer of assets and liabilities between NTELOS and the subsidiaries of NTELOS that now comprise Lumos Networks.

Note 7.  Financial Instruments

The Company is exposed to market risks with respect to certain of the financial instruments that it holds.  Cash, accounts receivable, accounts payable and accrued liabilities are reflected in the consolidated financial statements at cost which approximates fair value because of the short-term maturity of these instruments.  The fair value of the senior credit facility was estimated based on an analysis of the forward-looking interest rates as of December 31, 2012, compared to the forward looking interest rates at inception, assuming no change in the credit profile of the Company or market demand for similar instruments.  The Company’s valuation technique for this instrument is considered to be a level three fair value measurement within the fair value hierarchy described in FASB ASC 820.  The fair values of the derivative instruments (Note 5) were derived based on quoted trading prices obtained from the administrative agents as of December 31, 2012.  The Company’s valuation technique for these instruments is considered to be level two fair value measurements within the fair value hierarchy described in FASB ASC 820.  The fair values of other financial instruments, if applicable, are based on quoted market prices or discounted cash flows based on current market conditions.

The following table indicates the difference between face amount, carrying amount and fair value of the Company’s financial instruments at December 31, 2012 and 2011.

(In thousands)	Face Amount		Carrying Amount	Fair Value
December 31, 2012
Financial assets:
Cash	$2		$2	$2
Long-term investments for which it is not practicable to estimate fair value	N/A		462	N/A
Financial liabilities:
Senior credit facility	311,022		311,022	320,739
Capital lease obligations	1,203		1,203	1,203
Derivatives related to debt:
Interest rate swap liability	153,750	*	1,871	1,871

December 31, 2011
Financial assets :
Cash	$10,547		$10,547	$10,547
Long-term investments for which it is not practicable to estimate fair value	N/A		128	N/A
Financial liabilities:
Senior credit facility	324,500		324,500	324,500
Capital lease obligations	$2,076		$2,076	$2,076

*notional amount

Of the long-term investments for which it is not practicable to estimate fair value in the table above, $0.4 million as of December 31, 2012 represents the Company’s investment in CoBank.  This investment is primarily related to patronage distributions of restricted equity and is a required investment related to the portion of the credit facility loan held by CoBank.  This investment is carried under the cost method.

Note 8.  Stockholders’ Equity

On February 27, 2013, the Company’s board of directors declared a quarterly dividend on its common stock in the amount of $0.14 per share, which is to be paid on April 11, 2013 to stockholders of record on March 13, 2013.

Prior to the Business Separation, the Company did not have any common stock outstanding.  As such, basic loss per share for the year ended December 31, 2011 is computed on a pro forma basis by dividing net loss by the weighted average number of common shares outstanding during the two month post-Business Separation period beginning November 1, 2011 and ending December 31, 2011, as if such shares had been outstanding for the entire year.  Diluted loss per share is calculated in a similar manner, but includes the dilutive effect of actual stock options and restricted shares outstanding as of December 31, 2011.  Since these securities are anti-dilutive, they are excluded from the calculation of loss per share at December 31, 2011.

The computations of basic and diluted earnings per share for the year ended December 31, 2012 and the unaudited computation of pro forma basic and diluted loss per share for the year ended December 31, 2011 are as follows:

(In thousands)	2012	Pro Forma 2011 (Unaudited)
Numerator:
Income (loss) applicable to common shares for earnings-per-share
computation	$16,340	$(43,930)

Denominator:
Total shares outstanding	21,498	21,170
Less: unvested shares	(342)	(352)
Less: effect of calculating weighted average shares	(198)	(3)
Denominator for basic earnings per common share - weighted
average shares outstanding	20,958	20,815
Plus: weighted average unvested shares	434	-
Plus: common stock equivalents of stock options outstanding	15	-
Denominator for diluted earnings per common share – weighted
average shares outstanding	21,407	20,815

For the year ended December 31, 2012,  the denominator for diluted earnings per common share excludes 1,546,900 shares related to stock options which would be antidilutive for the period.  For the year ended December 31, 2011, the denominator for diluted loss per common share is equal to the denominator for basic loss per common share because the addition of unvested shares or other common stock equivalents would be anti-dilutive (416,417 at December 31, 2011).

Note 9.  Stock Plans

The Company has an Equity and Cash Incentive Plan administered by the Compensation Committee of the Company’s board of directors, which permits the grant of long-term incentives to employees and non-employee directors, including stock options, stock appreciation rights, restricted stock awards, restricted stock units, incentive awards, other stock-based awards and dividend equivalents.  The maximum number of shares of common stock available for awards under the Equity and Cash Incentive Plan is 4,000,000.  As of December 31, 2012,  1,475,441 securities remained available for issuance under the Equity and Cash Incentive Plan.   Upon the exercise of stock options or upon the grant of restricted stock under the Equity and Cash Incentive Plan, new common shares are issued.

The Company issued 863,004 stock options and 313,703 shares of restricted stock under the Equity and Cash Incentive Plan during the year ended December 31, 2012.  The options issued under the Employee Equity and Cash Incentive Plan generally vest one-fourth annually beginning one year after the grant date for employees and generally cliff vest on the first anniversary of the grant date for non-employee directors.    The restricted shares generally cliff vest on the third anniversary of the grant date for employees and generally cliff vest on the first anniversary of the grant date for non-employee directors.    Dividend rights applicable to restricted stock are equivalent to the Company’s common stock.

Stock options must be granted under the Equity and Cash Incentive Plan at not less than 100% of fair value on the date of grant and have a maximum life of ten years from the date of grant.  Options and other awards under the Equity and Cash Incentive Plan may be exercised in compliance with such requirements as determined by a committee of the board of directors.  All options outstanding were issued at a strike price equal to or greater than the fair value on the date of grant.

The fair value of each option award is estimated on the grant date using the Black-Scholes option-pricing model and the assumptions noted in the table below.  The risk-free rate is based on the zero-coupon U.S. Treasury rate in effect at the time of grant, with a term equal to the expected life of the options.  The Company uses peer group and other publicly available market data to estimate volatility assumptions as the Company was not publicly traded until November 2011 and does  not have an adequate trading history to estimate its actual volatility. The expected option life represents the period of time that the options granted are expected to be outstanding. The expected dividend yield is estimated based on the Company’s expected dividend yields at the date of the grant.

The weighted-average grant date fair value per share of stock options granted during the year ended December 31, 2012 was $2.34.  The weighted-average grant date fair value per share of stock options granted subsequent to the Business Separation through December 31, 2011 was $3.95.  The following weighted-average assumptions were used in estimating the grant date fair value of these awards:

	Year Ended December 31, 2012	November 1, 2011 through December 31, 2011
Risk-free interest rate	1.40%	1.55%
Expected volatility	43.42%	34.70%
Expected dividend yield	5.77%	3.10%
Expected term	7 years	7 years

The summary of the activity and status of the Company’s stock options for the years ended December 31, 2012 and 2011, is as follows:

(In thousands, except per share amounts)	Shares	Weighted Average Exercise Price per Share	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Stock options outstanding at January 1, 2011	-	$-
Converted options issued by the Company on the
October 31, 2011 Business Separation date (1)	1,464	14.58
Granted subsequent to the Business Separation	21	15.48
Forfeited subsequent to the Business Separation	(137)	14.67
Outstanding at December 31, 2011	1,348	$14.58	7.8 years	$1,022
Granted during the period	863	9.79
Exercised during the period	-	-
Forfeited during the period	(287)	13.95
Expired during the period	(210)	14.78
Outstanding at December 31, 2012	1,714	$12.29	7.6 years	$1,002

Exercisable at December 31, 2012	725	$13.97	5.8 years	$230
Total outstanding, vested and expected to vest
at December 31, 2012	1,576	$12.53		$849

(1)

Upon the Business Separation on October 31, 2011, all outstanding NTELOS stock options for the Company’s employees and non-employee directors were replaced with 1,463,819 Company stock options based on a formula designed to preserve the intrinsic value and fair value of the awards immediately prior to the Business Separation.  The specific formula for the adjustment of the number of stock options and restricted stock and the strike price of the stock options was contained in the employee matters agreement that was executed on the date of separation.  These awards had substantially the same terms and conditions as the NTELOS stock options and restricted stock awards that they replaced.

No options were exercised during the year ended December 31, 2012 or during the period subsequent to the Business Separation through December 31, 2011.    The total fair value of options that vested during the year ended December 31, 2012 was $1.1 million. The total fair value of options that vested subsequent to the Business Separation through December 31, 2011 was $0.1 million.    As of December 31, 2012, there was $1.6 million of total unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted-average period of 3.6 years.

The summary of the activity and status of the Company’s restricted stock for the years ended December 31, 2012 and 2011,  is as follows:

(In thousands, except per share amounts)	Shares	Weighted Average Grant Date Fair Value per Share
Restricted stock outstanding at January 1, 2011	-	$-
Converted restricted stock issued by the Company on the
October 31, 2011 Business Separation date (1)	410	14.46
Granted subsequent to the Business Separation	7	15.20
Forfeited subsequent to the Business Separation	(65)	14.54
Restricted stock outstanding at December 31, 2011	352	$14.46
Granted during the period	313	10.16
Vested during the period	(215)	12.91
Forfeited during the period	(108)	13.92
Restricted stock outstanding at December 31, 2012	342	$11.67

(1)

Upon the Business Separation on October 31, 2011, all outstanding NTELOS restricted stock awards for the Company’s employees and non-employee directors were replaced with 409,690 Company restricted stock awards based on a formula designed to preserve the intrinsic value and fair value of the awards immediately prior to the Business Separation.  The specific formula for the adjustment of the number of stock options and restricted stock and the strike price of the stock options was contained in the employee matters agreement that was executed on the date of separation.  These awards had substantially the same terms and conditions as the NTELOS stock options and restricted stock awards that they replaced.

As of December 31, 2012, there was $2.3 million of total unrecognized compensation cost related to unvested restricted stock awards, which is expected to be recognized over a weighted-average period of 2.3 years.  The fair value of the restricted stock is equal to the market value of common stock on the date of grant.

In addition to the Equity and Cash Incentive Plan discussed above, the Company has an employee stock purchase plan which commenced in November 2011 with 100,000 shares available.  New common shares will be issued for purchases under this plan.  Shares are priced at 85% of the closing price on the last trading day of the month and settle on the second business day of the following month.  During the year ended December 31, 2012, 12,957 shares were issued under the employee stock purchase plan.  During the period November 1, 2011 through December 31, 2011,  719 shares were issued under the employee stock purchase plan.  Compensation expense associated with the employee stock purchase plan was less than $0.1 million for the year ended December 31, 2012.  Compensation expense associated with the employee stock purchase plan was not material in the period November 1, 2011 through December 31, 2011.

 Note 10.  Income Taxes

The components of income tax expense (benefit) are as follows for the years ended December 31, 2012, 2011 and 2010:

(In thousands)	2012	2011	2010
Current tax expense:
Federal	$-	$-	$8,515
State	496	3,727	2,499
Total current tax expense	496	3,727	11,014

Deferred tax expense (benefit):
Federal	8,982	(3,657)	3,275
State	1,532	(4,453)	188
Total deferred tax expense (benefit)	10,514	(8,110)	3,463
Total income tax expense (benefit)	$11,010	$(4,383)	$14,477

Total income tax expense was different than an amount computed by applying the graduated statutory federal income tax rates to income before taxes.  The reasons for the differences are as follows for the years ended December 31, 2012, 2011 and 2010:

(In thousands)	2012	2011	2010
Computed tax expense (benefit) at statutory federal
rate of 35%	$9,610	$(16,891)	$12,397
Nondeductible goodwill impairment charge	-	11,703	-
Nondeductible compensation	91	637	378
Noncontrolling interests	(37)	18	(42)
State income taxes (benefits), net of federal income
tax benefit (expense)	1,318	(472)	1,746
Other	28	622	(2)
Total income tax expense (benefit)	$11,010	$(4,383)	$14,477

During 2012, the Company recognized a tax benefit of approximately $0.4 million in additional paid-in capital associated with the excess tax benefit realized by the Company related to stock compensation plans.  The Company recognized a tax benefit of $2.7 million in accumulated other comprehensive income associated with the adjustments to various employee benefit plan liabilities for the year ended December 31, 2012 in accordance with FASB ASC 715.  The amount recognized in accumulated other comprehensive income was $1.8 million for the post Business Separation period in 2011. Additionally, on the date of the Business Separation, in connection with the transfer of these underlying employee benefit plans, $9.0 million of the related NTELOS deferred tax benefit associated with the unrealized actuarial losses from these plans was transferred to the Company.

Net deferred income tax assets and liabilities consist of the following components as of December 31, 2012 and 2011:

(In thousands)	2012	2011
Deferred income tax assets:
Retirement benefits other than pension	$5,053	$5,349
Pension and related plans	6,228	9,022
Net operating loss	4,346	5,020
Debt issuance and discount	-	-
Accrued expenses	4,146	2,623
Other	1,379	2,523
	21,152	24,537
Deferred income tax liabilities:
Property and equipment	67,493	57,098
Intangibles	9,615	8,643
	77,108	65,741
Net deferred income tax liability	$55,956	$41,204

The Company has prior year unused net operating losses (“NOLs”) totaling $10.9 million as of December 31, 2012.  The NOLs include $3.9 million that was assigned to the Company as a result of the Business Separation and are subject to an adjusted annual maximum limit due to the application of Section 382 of the Internal Revenue Code.  The Company’s NOLs, if not utilized to reduce taxable income in future periods, will expire in varying amounts from 2023 through 2031.  The Company believes that it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

The Company recognizes interest related to unrecognized income tax benefits (“UTBs”) in interest expense and penalties on UTBs in income tax expense.  A reconciliation of the change in the UTB balance for the years ended December 31, 2012 and 2010 is as follows:

(In thousands)	2012	2011
Balance at beginning of year	$484	$500
Additions for tax positions related to the current year	82	-
Increases (reductions) for tax positions related to prior years	43	(16)
	$609	$484

While the Company believes it has adequately provided for all tax positions, amounts asserted by taxing authorities could be greater than its accrued position.  Accordingly, additional provisions could be recorded in the future as revised estimates are made or the underlying matters are settled or otherwise resolved.  In general, the tax years that remain open and subject to federal and state audit examinations are 2009-2011 and 2008-2011, respectively.

Note 11.  Pension Plans and Other Postretirement Benefits

The Company sponsors a non-contributory defined benefit pension plan (“Pension Plan”), as well as non-qualified pension plans and other postretirement benefit plans (“OPEBs”) for its eligible employees.  The Company’s total periodic benefit cost recognized for all qualified and nonqualified pension and OPEBs plans was $2.2 million, $2.8 million and $2.4 million in 2012, 2011 and 2010, respectively.  A portion of the costs for 2011 and 2010 were allocated to the Company by NTELOS, when its employees were participating in similar plans sponsored by NTELOS.  Concurrent with the Business Separation, the Company established its own qualified and nonqualified pension plans and OPEBs for its employees.  The Company initially measured the plans as of October 31, 2011 based on actual plan assets transferred to the Company effective upon the Business Separation and the actual plan participants and their respective accrued benefits.  In addition to the transfer of the assets and obligations from these plans, the related unrealized actuarial losses from these plans as determined on the October 31, 2011 measurement date was transferred from NTELOS.

Effective December 31, 2012, the Company froze the accumulation of benefits under the Pension Plan and the supplemental executive retirement plan in conjunction with a cost reduction plan that was announced in mid-December 2012.  As such, no further benefits will be accrued by plan participants for services rendered after this date under either of these plans.

The following tables provide a reconciliation of the changes in the qualified plans’ benefit obligations and fair value of assets and a statement of the funded status as of December 31, 2012 and 2011 and the classification of amounts recognized in the consolidated balance sheets:

	Defined Benefit Pension Plan		Other Postretirement Benefit Plans
(In thousands)	Year Ended December 31, 2012	November 1, 2011 to December 31, 2011	Year Ended December 31, 2012	November 1, 2011 to December 31, 2011
Change in benefit obligations:
Benefit obligations, beginning of period	$64,061	$60,181	$12,511	$12,157
Service cost	2,043	312	78	12
Interest cost	2,698	451	525	91
Actuarial loss	5,942	3,528	201	318
Benefits paid, net	(2,475)	(411)	(441)	(67)
Curtailment gain	(8,519)	-	-	-
Transfer	761	-	-	-
Benefit obligations, end of period	64,511	64,061	12,874	12,511

Change in plan assets:
Fair value of plan assets, beginning of period	45,109	45,531	-	-
Actual return on plan assets	6,610	(11)	-	-
Employer contributions	2,000	-	441	67
Benefits paid	(2,492)	(411)	(441)	(67)
Transfer	448	-	-	-
Fair value of plan assets, end of period	51,675	45,109	-	-

Funded status:
Total liability, end of period	$12,836	$18,952	$12,874	$12,511

The accumulated benefit obligation for the defined benefit pension plan at December 31, 2012 and 2011 was $64.5 million and $56.5 million, respectively.  The accumulated benefit obligation represents the present value of pension benefits based on service and salary earned to date.  The benefit obligation indicated in the table above is the projected benefit obligation which represents the present value of pension benefits taking into account projected future service and salary increases.  The projected benefit obligation is equal to the accumulated benefit obligation as of December 31, 2012 due to the Company’s freezing of benefits under the Plan effective as of this same date.

The Company has classified the projected amount to be paid in 2013 of $0.9 million related to the other postretirement benefit plans and the nonqualified pension plans (discussed below) in current liabilities under the caption “other accrued liabilities” on the Company’s consolidated balance sheets at December 31, 2012.

The following table provides the components of net periodic benefit cost for the plans for the year ended December 31, 2012 and the period November 1, 2011 to December 31, 2011:

	Defined Benefit Pension Plan		Other Postretirement Benefit Plans
(In thousands)	Year Ended December 31, 2012	November 1, 2011 to December 31, 2011	Year Ended December 31, 2012	November 1, 2011 to December 31, 2011
Components of net periodic benefit cost:
Service cost	$2,043	$312	$78	$12
Interest cost	2,698	451	525	91
Expected return on plan assets	(3,517)	(571)	-	-
Amortization of loss	1,481	197	-	-
Net periodic benefit cost	$2,705	$389	$603	$103

Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants.  Gains and losses in excess of 10% of the greater of the benefit obligation and the market-related value of assets are amortized over the average remaining service period of active participants.

Unrecognized actuarial losses for the year ended December 31, 2012 were $2.9 million and $0.2 million for the defined benefit pension plan and the other postretirement benefit plans, respectively.  A curtailment gain of $8.5 million was recognized as of December 31, 2012 in connection with the Company’s freezing of the defined benefit pension plan.  The curtailment gain was recorded as an offset to unrecognized actuarial losses in accumulated other comprehensive income.   The total amount of unrecognized actuarial losses recorded in accumulated other comprehensive loss at December 31, 2012 related to the defined benefit pension plan and the other postretirement benefit plans, respectively, was $10.3 million, net of a $6.5 million deferred tax asset, and $0.9 million, net of a $0.6 million deferred tax asset.

Unrecognized actuarial losses for the period November 1, 2011 through December 31, 2011 were $4.1 million and $0.3 million for the defined benefit pension plan and the other postretirement benefit plans, respectively.  The total amount of unrecognized actuarial losses recorded in accumulated other comprehensive loss at December 31, 2011 related to these respective plans was $14.4 million, net of a  $9.2 million deferred tax asset, and $0.8 million, net of a  $0.5 million deferred tax asset.

The assumptions used in the measurements of the Company’s benefit obligations at December 31, 2012 and 2011 are shown in the following table:

	Defined Benefit Pension Plan		Other Postretirement Benefit Plans
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Discount rate	3.85%	4.30%	3.85%	4.30%
Rate of compensation increase	3.00%	3.00%	N/A	N/A

The assumptions used in the measurements of the Company’s net cost for the consolidated statement of operations for the year ended December 31, 2012 and for the period November 1, 2011 through December 31, 2011 are:

	Defined Benefit Pension Plan		Other Postretirement Benefit Plans
	Year Ended December 31, 2012	November 1, 2011 to December 31, 2011	Year Ended December 31, 2012	November 1, 2011 to December 31, 2011
Discount rate	4.30%	4.60%	4.30%	4.60%
Expected return on plan assets	7.75%	7.75%	N/A	N/A
Rate of compensation increase	3.00%	3.00%	N/A	N/A

The Company reviews the assumptions noted in the above table annually or more frequently to reflect anticipated future changes in the underlying economic factors used to determine these assumptions.  The discount rates assumed reflect the rate at which the Company could invest in high quality corporate bonds in order to settle future obligations.  In doing so, the Company utilizes a Citigroup Pension Discount Curve applied against the Company’s estimated defined benefit payments to derive a blended rate.  The Citigroup Pension Discount Curve is derived from over 350 Aa corporate bonds.  The Company also compares this to a Moody’s ten year Aa bond index for reasonableness.

For measurement purposes, a 7.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2013 for the obligation as of December 31, 2012.  The rate was assumed to decrease one-half percent per year to a rate of 5.0% for 2017 and remain at that level thereafter.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans.  The effect of a 1% change on the medical trend rate per future year, while holding all other assumptions constant, to the service and interest cost components of net periodic postretirement health care benefit costs and accumulated postretirement benefit obligation would be a  $0.1 million increase and a  $1.9 million increase, respectively, for a 1% increase in medical trend rate and a  $0.1 million decrease and a  $1.6 million decrease, respectively, for a 1% decrease in medical trend rate.

In developing the expected long-term rate of return assumption for the assets of the Defined Benefit Pension Plan, the Company evaluated input from its third party pension plan asset managers, including their review of asset class return expectations and long-term inflation assumptions.  The Company also considered the related historical ten-year average asset return at December 31, 2012 as well as considering input from the Company’s third party pension plan asset managers.

The weighted average actual asset allocations by asset category and the fair value by asset category as of December 31, 2012 and 2011 were as follows:

(Dollars in thousands)	December 31, 2012		December 31, 2011
Asset Category	Actual Allocation	Fair Value	Actual Allocation	Fair Value
Large Cap Value	32%	$16,395	34%	$15,088
Large Cap Blend	16%	8,169	17%	7,536
Mid Cap Blend	6%	3,149	6%	2,846
Small Cap Blend	4%	2,134	4%	1,896
Foreign Stock - Large Cap	7%	3,696	7%	3,040
Bond	32%	16,405	29%	13,281
Cash and cash equivalents	3%	1,727	3%	1,422
Total	100%	$51,675	100%	$45,109

The actual and target allocation for plan assets is broadly defined and measured as follows:

	December 31, 2012		December 31, 2011
Asset Category	Actual Allocation	Target Allocation	Actual Allocation
Equity securities	65%	65%	67%
Bond securities and cash equivalents	35%	35%	33%
Total	100%	100%	100%

It is the Company’s policy to invest pension plan assets in a diversified portfolio consisting of an array of asset classes.  The investment risk of the assets is limited by appropriate diversification both within and between asset classes.  The assets are primarily invested in investment funds that invest in a broad mix of publicly traded equities,  bonds and cash equivalents (and fair value is based on quoted market prices (“level 1” input)).  The allocation between equity and bonds is reset quarterly to the target allocations.  Updates to the allocation are considered in the normal course and changes may be made when appropriate.  The bond holdings consist of three bond funds split relatively evenly between these funds at December 31, 2012.  At December 31, 2012, the Company believes that there are no material concentrations of risk within the portfolio of plan assets.

The assumed long term return noted above is the target long term return.  Overall return, risk adjusted return, and management fees are assessed against a peer group and benchmark indices.  Reporting on asset performance is provided quarterly and review meetings are held semi-annually.  In addition to normal rebalancing to maintain an adequate cash reserve, projected cash flow needs of the plan are reviewed at least annually to ensure liquidity is properly managed.

The Company contributed $2.0 million to the pension plan in 2012.  The Company does not expect to contribute to the pension plan in 2013.  The Company expects the net periodic benefit cost for the defined benefit pension plan and the other postretirement benefit plans in 2013 to be income of $0.6 million (which includes $0.9 million of loss in other comprehensive income expected to be recognized as a component of net periodic benefit cost) and $0.6 million, respectively.

The following estimated future pension benefit payments and other postretirement benefit plan payments which reflect expected future service, as appropriate, are expected to be paid in the years indicated:

(In thousands) Year	Defined Benefit Pension Plan	Other Postretirement Benefit Plans
2013	$2,665	$553
2014	2,696	544
2015	2,785	533
2016	2,937	555
2017	3,009	583
2018-2022	15,855	3,159

Other Benefit Plans

The Company has a supplemental executive retirement plan that was formed through transfer of benefit obligations of $2.5 million related to the Company’s employees or former employees from NTELOS in connection with the Business Separation.  In addition, the transfer of the benefit obligation triggered the transfer of a gross unrealized loss of $1.0 million.  Both the projected benefit obligation and the accumulated benefit obligation associated with this plan at December 31, 2012 were $4.8 million.  Effective December 31, 2012, the Company decided to freeze the supplemental executive retirement plan.  As such, no further benefits will be accrued by plan participants for services rendered after this date.  In connection with this, a curtailment gain of $0.2 million was recorded at December 31, 2012 as an offset to unrecognized actuarial losses in accumulated other comprehensive income.

The projected benefit obligation and the accumulated benefit obligation associated with this plan at December 31, 2011 were $4.3 million and $2.5 million, respectively.  The Company recognized  $0.3 million and  $0.2 million of expense from previously unrecognized loss related to the supplemental executive retirement plan during the year ended December 31, 2012 and the period November 1, 2011 through December 31, 2011, respectively.  The total balance of unrecognized actuarial losses recorded in accumulated other comprehensive income at December 31, 2012 and 2011 related to this plan was $1.5 million, net of a $1.0 million deferred tax asset, and $1.6 million, net of a $1.0 million deferred tax asset, respectively.

The estimated future benefit payments are expected to be $0.3 million annually for each of the years 2013 through 2017 and $1.3 million in aggregate for the years 2018 through 2022.

The Company also has certain other nonqualified defined benefit pension plans assumed from a prior merger.  The projected benefit obligation related to these plans at December 31, 2012 and 2011 was $0.5 million and $0.9 million, respectively, with expected future payments of $0.2 million in 2013 and $0.1 million or less thereafter.    These nonqualified plans have no plan assets and are also closed to new participants.

The Company also sponsors a defined contribution 401(k) plan.  The Company’s matching contributions to this plan were $0.8 million, $0.7 million and $0.5 million for the year ended December 31, 2012,  2011 and 2010, respectively.  The Company funds its 401(k) matching contributions in shares of the Company’s common stock.

Note 12. Restructuring Charges

In December 2012, the Company announced a cost reduction plan (the “Plan”), which involved closing or consolidating certain of its facilities, reducing its workforce and freezing benefits under both its defined benefit pension plan and its executive supplemental retirement plan.

The Company recognized a total of $3.0 million in restructuring costs related to these initiatives, including severance and separation costs of $2.4 million and lease termination costs of $0.6 million.  The Plan was substantially completed as of December 31, 2012.  Accordingly, the Company does not expect to incur additional costs associated with the plan in future periods.

A  liability for restructuring charges in the amount of $2.7 million is included in the Company’s consolidated balance sheet as of December 31, 2012, related to employee termination costs and lease termination costs accrued but not yet paid.  Below is a summary of the restructuring liability balance as of December 31, 2012:

(In thousands)	Employee Severance and Termination Benefits	Lease Termination Costs	Total
Beginning balance at December 31, 2011	$-	$-	$-
Additions	2,387	594	2,981
Payments	-	(290)	(290)
Ending balance at December 31, 2012	$2,387	$304	$2,691

Note 13.  Commitments and Contingencies

Operating Leases

Rental expense for all operating leases for the years ended December 31, 2012, 2011 and 2010 was $3.5 million, $3.8 million and $2.2 million, respectively.  The total amount committed under these lease agreements at December 31, 2012 is:  $1.0 million in 2013, $0.8 million in 2014, $0.7 million in 2015, $0.6 million in 2016, $0.6 million in 2017 and $1.7 million for the years thereafter.

Other Commitments and Contingencies

The Company periodically makes claims or receives disputes and is involved in legal actions related to billings to other carriers for access to the Company’s network.  The Company does not recognize revenue related to such matters until collection of the claims is reasonably assured.  In addition to this, the Company periodically disputes access charges that are assessed by other companies with which the Company interconnects and is involved in other disputes and legal and tax proceedings and filings arising from normal business activities.

In September 2012, the Company settled an outstanding lawsuit related to access billings for a one-time payment of $3.0 million.  The Company also settled all of its outstanding matters related to a prior acquisition that closed in December 2010.  In connection with this, the Company recognized a $5.3 million pre-tax gain resulting from the transfer of a $3.0 million liability back to the seller and the seller agreeing to pay the Company $2.3 million.  These settlements, which total $2.3 million in the aggregate, are recorded as “gain on settlements, net” on the consolidated statements of operations.

In addition to the lawsuit related to the access billings discussed above, the Company settled other access dispute billings to another carrier for $5.6 million, of which $4.7 million was reserved in 2011.  The total impact from these settlements was a $1.5 million charge to revenue and a $1.0 million charge to operating expenses for the year ended December 31, 2012.

In February 2013, the Company received notice of a dispute from a carrier regarding billings for access services.  Although the outcome of the dispute is difficult to determine at this early stage, the Company intends to vigorously contest and defend its position and believes that the possibility of an unfavorable outcome is remote.  As such, no amounts have been recorded in the consolidated financial statements related to this dispute.

In October 2012, the Company was named as the defendant in a patent infringement case alleging that the Company’s communications networks, systems and components infringe three patents held by GlobeTecTrust LLC, the plaintiff.  The amount of the claim has not been determined and the Company does not have sufficient information to assess the risk, if any, of an unfavorable outcome.

In addition to the matters described above, the Company is involved in routine litigation and disputes in the ordinary course of its business.  While the results of litigation and disputes are inherently unpredictable, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows, and believes that adequate provision for any probable and estimable losses has been made in the Company’s condensed consolidated financial statements.

The Company has other purchase commitments relating to capital expenditures totaling $6.6 million as of December 31, 2012, which are expected to be satisfied during 2013.

In connection with the Business Separation, the Company entered into a series of agreements with NTELOS which are intended to govern the relationship between the Company and NTELOS going forward (Note 2), and within such agreements, the companies are required to indemnify each other regarding certain matters.

Specifically, under the tax matters agreement entered into between NTELOS and the Company,  the Company is generally required to indemnify NTELOS against any tax resulting from the Distribution to the extent that such tax resulted from any of the following events (among others): (1) an acquisition of all or a portion of our stock or assets, whether by merger or otherwise, (2) any negotiations, understandings, agreements or arrangements with respect to transactions or events that cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire, directly or indirectly, stock representing a 50% or greater interest in Lumos Networks, (3) certain other actions or failures to act by the Company, or (4) any breach by the Company of certain of its representations or undertakings.  The Company’s indemnification obligations to NTELOS and its subsidiaries, officers and directors are not limited by any maximum amount.

Note 14.  Related Party Transactions

Prior to the Business Separation on October 31, 2011,  NTELOS Inc. provided a variety of administrative services to Lumos Networks.  Costs of these services were allocated or charged to the Company based on either the actual costs incurred or NTELOS Inc.’s estimate of expenses relative to the services provided to other subsidiaries of NTELOS Inc.  The Company believes that these allocations were made on a reasonable basis, and that receiving these services from NTELOS Inc. created cost efficiencies.  Lumos Networks management believes that all historical costs of operations have been reflected in the consolidated statements of operations for each period presented, but these costs do not reflect the amount of actual costs the Company would have incurred had it been an independent, publicly traded company prior to October 31, 2011.  These services and transactions included the following:

•	Cash management and other treasury services;
•	Administrative services such as legal, regulatory, tax, employee benefit administration, internal audit, purchasing, accounting, information technology and human resources;
•	Network monitoring;
•	Executive oversight;
•	Equity-based compensation plan administration; and
•	Insurance coverage.

The amount of interest expense charged to the Company from NTELOS for borrowings accumulated through shared banking and treasury services for the period January 1, 2011 through October 31, 2011 and for the year ended December 31, 2010 was $9.5 million and $4.9 million, which is included in interest expense on the consolidated statements of operations for those periods.

Total general and administrative expenses allocated to the Company were $7.3 million and $8.0 million included in its consolidated statements of operations for the period January 1, 2011 through October 31, 2011 and for the year ended December 31, 2010, respectively, inclusive of certain corporate expenses which were not previously allocated to the segments (Note 2).    Additionally, $2.8 million of acquisition related costs were allocated to the Company in 2010.

Total equity-based compensation expense related to all of the share-based awards granted to employees of Lumos Networks and allocated from NTELOS Inc. and NTELOS Inc.’s 401(k) matching contributions for employees of Lumos Networks totaled $2.4 million and  $1.5 million  for the years ended December 31, 2011 and 2010, respectively.